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                                                                     EXHIBIT 4.5

                                SERVICE AGREEMENT

This Agreement made and entered into on January 1, 2002 by and between:

ASIA INTERNET HOLDING INC (hereinafter referred to as the "Consignor") with its principal business office at Jinboucho-Mitsui Bldg. 1-105, Kanda Jinbou-cho, Chiyoda-ku, Tokyo, Japan; and

INTERNET INITIATIVE JAPAN INC. (hereinafter referred to as "IIJ") with its principal business office at Jinboucho-Mitsui Bldg. 1-105, Kanda Jinbou-cho, Chiyoda-ku, Tokyo, Japan.

Article 1  (Business Entrustment)

The Consignor shall entrust the business regarding design consulting of Backbone Network of the Consignor, the details of which is defined in Article 2 to IIJ, and IIJ shall accept such entrustment and provide the services concerning such entrusted business (hereinafter referred to as the "Service").

Article 2  (Content of the Service)
Content of the Service is as follows;
  (1) Assistance on Consigner's design and operation of Backbone Network.
  (2) Assistance on Consigner's design and operation of value-added IP services such as VPN service.
  (3) Assistance on Consigner's design, operation and management of its internal office network.

The specific matters with regard to the Service, including, but not limited to, the contents, the scope, the operation, the operation flow of trouble shooting, shall be defined in the Procedure for the Entrusted Technical Operations which both parties shall agree or otherwise in writing.

Article 3  (Business Entrustment Fees)

1.     The business entrustment monthly fee shall be 6,000,000 JPY.

2. By the end of each month, the Consigner shall pay monthly fee for the immediately preceding month into the bank account separately designated by IIJ; provided that where the Service commence on a day other than first day of a month, or where it terminate on day other than the last day of a month, the monthly fee for the Service during such month shall be payable on a per diem basis.

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3.     If the Consigner delays paying monthly fee, the Consigner must pay a late-payment fee 14.6% per annum of the amount due.

4. In the event that either party deems that the amount of the fee defined in the Section 3 of this Article shall be unfair with any reason, including, but not limited to, significant change in the large quantity or the contents of the Service, in the economic situation, both parties may revise the monthly fee by discussion.

Article 4  (Duty of Due Care)

IIJ shall provide the Service pursuant to this Agreement in good faith and with the care of a good manager. Further, IIJ shall make sure that the Service shall be provided by engineers who have technical knowledge or experience.

Article 5  (Confidentiality)

1. Of the technical, business and other information provided by the other party in relation to the performance of the entrusted business, neither the Consignor nor IIJ shall disclose to any third party any information, which is designated as confidential in a writing, if disclosed in such writing, or designated as confidential in a writing that specifies the contents thereof and given within ten days of its disclosure, if disclosed orally (hereinafter referred to as the "Confidential Information"); provided, however, that the above provision shall not apply to any information falling under any of the following items:

       (1)    information which is already in the public domain at the time it is provided to or becomes known by the receiving party;
       (2)    information which the receiving party already possesses at the time it is provided to or becomes known by the receiving party;
       (3) information which comes into the public domain through no fault of the receiving party after it is provided to or becomes known by the receiving party;
       (4) information which the receiving party becomes aware of through developing such information independently of any information that is provided to or becomes known by the receiving party;
       (5)    information which the receiving party lawfully obtains from a third party who has due authority without bearing any
              confidentiality obligation; or
       (6) information which the receiving party is requested to disclose by any

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              competent authority or a law or regulation.


2. The Consignor and IIJ shall use the Confidential Information provided by the other party only within the scope of the purpose of this Agreement.

3. The confidentiality obligation under this article shall continue for three years after the receipt of the relevant Confidential Information.

Article 6  (Compensation for Network Trouble)

In the event that, trouble occurs on the Consignor's network for which the Consignor entrusts the Service to IIJ (not including trouble caused by matters which IIJ is not possible to control, including, without limitation, trouble caused with regard to equipment or with regard to circuit line) and communication or services are interrupted resulting from IIJ's negligence or willful conduct, IIJ makes commercially reasonable efforts to recover such network. In such trouble, the amount calculated as one-seventy-two (1/72) of the monthly fee defined in the Section 1 of the Article 3 multiplied by the aggregated hours shall be deducted from the business entrustment fee, provided that if trouble continues for less than one hour such trouble shall not be applied to such deduction and the total amount of deduction shall not exceed the monthly fee. IIJ's liability in this Agreement shall be limited to this provision in this Article, except as otherwise expressed.

Article 7  (Damages)

In the event that each party incurs any damages on the other party through violation of the confidentiality obligation in Article 5, such party shall indemnify the other party for all such damages.

Article 8  (cooperation)

1. In order for IIJ to provide the Services to the Consigner appropriately and effectively, the Parties shall take necessary action, including, mutual disclosure of their information and materials.
2. In case of the occurrence of any trouble, accident, disturbance or otherwise in relation to the Services, either Party shall notify the other Party of the said occurrence and the Parties shall mutually cooperate resolving the said trouble.

Article 9  (Emergencies)
In the event that any emergencies or contingencies shall occur and IIJ is impossible to


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perform the Service, IIJ shall notify to the Consignor and makes efforts to take any appropriate measurement not to affect the service and operation of the Consignor.

Article 10  (Termination)

If the other party falls under any of the events set forth in the following items, the Consignor or IIJ may terminate this Agreement in writing without having to make any demand against the other party. In such case, the obligations of the terminated party hereunder shall become immediately due and payable.

       (1)    In case of a material breach of trust by a party;
       (2) In case of suspension of payment by a party, or filing of application for provisional attachment, attachment, foreclosure, bankruptcy, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of company arrangement, commencement of special liquidation or commencement of any other similar proceedings with respect to a party;
       (3)    In case the Clearing House executes procedures for suspension of a party's transactions with banks and similar institutions;
       (4)    In case of attachment of a party's property for preservation due to delinquency in payment of taxes or duties; or
       (5) In case of occurrence to a party of any other material event which may render it difficult to continue this agreement or an individual agreement.

Article 11  (effective term)

1. This Agreement shall become effective on July 1, 2004 and continue to be fully effective until June 30, 2005 unless terminated by either party in accordance with Article 10. Notwithstanding the foregoing, in the event that the Consignor shall notify IIJ of the renewal of this Agreement ninety days prior the expiration date of the term, both parties shall discuss with regard to the contents of the Service or the necessity whether to modify the terms and conditions of this Agreement, including, but not limited to, business entrustment fee and renew this Agreement for additional one year periods as far as both parties agree. The same shall apply to the further.
2. Notwithstanding the foregoing Section, IIJ is entitled not to renew this Agreement by notifying to the Consignor ninety days prior the expiration date of the term.

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Article 12  (Re-entrustment)
1. IIJ may re-entrust the whole or part of the Service to any third party with prior consent of the Consignor.
2. In the event that IIJ shall re-entrust the whole or part of the Service to any third party in accordance to the foregoing Section, IIJ shall oblige such third party to perform equal obligation defined in the Article 5.
3. IIJ and/or such third party to whom IIJ entrusts this Service in accordance to the Section 1 of this Article make commercially reasonable efforts to comply with the internal rules or regulations and maintain the security and order when they perform the Service in the network sites or offices of IIJ.

Article 13  (Negotiation)

Any matters which are not provided for in this Agreement, and any question regarding in interpretation of any provision of this Agreement shall be resolved by negotiation between the Consigner and IIJ.

Article 14  (Amendments)

Any amendment to this Loan Agreement shall be in writing, signed by or on behalf of the parties hereto.

Article 15  (Jurisdiction)

The Tokyo District Court shall be the exclusive venue with respect of any dispute regarding this Agreement.

Article 16  (Governing Law)

This Agreement shall be governed by and construed under the laws of Japan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, affixing their names and seals, each party retaining one original.

Asia Internet Holding Inc                  Internet Initiative Japan, Inc.



Koichi Suzuki                              Koichi Suzuki
President                                  President and CEO


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